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                      June 4, 2024

       Doug Rice
       Chief Financial Officer
       MIMEDX GROUP, INC.
       1775 West Oak Commons Court, NE
       Marietta, GA 30062

                                                        Re: MIMEDX GROUP, INC.
                                                            10-K for the Fiscal
Year Ended December 31, 2023
                                                            Filed February 28,
2024
                                                            File No. 001-35887

       Dear Doug Rice:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Industrial Applications and

                      Services